As filed with the U.S. Securities and Exchange Commission on March 2, 2026

Registration No. 333-218859

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-8 Registration Statement No. 333-218859

UNDER

THE SECURITIES ACT OF 1933

Middlefield Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	34-1585111
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15985 East High Street, Middlefield, Ohio 44062-0035

(Address, including zip code principal executive offices)

2017 Omnibus Equity Plan

(Full Title of Plan)

Ronald L. Zimmerly, Jr.

President, and Chief Executive Officer

Middlefield Banc Corp.

15985 East High Street

Middlefield, Ohio 44062-0035

(440) 632-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 for the following Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Middlefield Banc Corp., an Ohio corporation (“Registrant”), to terminate all offerings under the Registration Statement and to deregister any and all shares of Middlefield Banc Corp. common stock, no par value (the “Shares”), that remain unsold or unissued pursuant to the Registration Statement:

•	Registration No. 333-218859 filed on Form S-8 on June 21, 2017, which registered the offering of 224,000 Shares under the Registrant’s 2017 Omnibus Equity Plan.

On March 2, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 22, 2025, by and between the Registrant and Farmers National Banc Corp. (“Farmers”), the Registrant merged with and into Farmers (the “Merger”), with Farmers continuing as the surviving corporation, and as successor in interest to the Registrant.

In accordance with the undertaking made by Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the Shares that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration any of the Shares registered under the Registration Statement that remain unsold or unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlefield, State of Ohio, on March 2, 2026. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 promulgated under the Securities Act of 1933, as amended.

Middlefield Banc Corp., an Ohio corporation

By:	/s/ Ronald L. Zimmerly, Jr.
Ronald L. Zimmerly, Jr. President and Chief Financial Officer

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